Exhibit 99.1

JEFFERIES CREDIT PARTNERS BDC, INC.
SENIOR CREDIT INVESTMENTS, LLC
JEFFERIES CREDIT MANAGEMENT HOLDINGS LLC
AMENDED AND RESTATED SUBSCRIPTION AGREEMENT
Ladies and Gentlemen:
THIS AMENDED AND RESTATED SUBSCRIPTION AGREEMENT (together with all attachments hereto, the “Subscription Agreement”) is entered into on February 2, 2024 by Jefferies Credit Partners BDC, Inc., a Maryland corporation ( the “BDC”), Senior Credit Investments, LLC, a Delaware limited liability company (the “SMA”), Jefferies Credit Management Holdings LLC, a Delaware limited liability company (the “HoldCo”), and Platinum Falcon B 2018 RSC Limited, a restricted scope company established in the Abu Dhabi Global Market (the “Purchaser”), in connection with the Purchaser’s (i) commitment to purchase shares of common stock, par value $0.001 per share, of the BDC (the “BDC Shares”), (ii) purchase of 100% of the common limited liability company units in the SMA (the “SMA LLC Interest”), and (iii) acquisition of a membership interest in HoldCo (the “HoldCo LLC Interest”) in the amount set forth in the Amended and Restated Limited Liability Company Agreement of the HoldCo dated July 17, 2023 (the “HoldCo LLC Agreement”). This Subscription Agreement amends and restates in full that certain original Subscription Agreement (the “Original Subscription Agreement”) entered into by the parties hereto on July 17, 2023 (the “Effective Date”).  For the avoidance of doubt, this Subscription Agreement does not amend any of the Original Agreements (as defined below), except as set forth on Schedule I.
Jefferies Credit Management LLC, a Delaware limited liability company (the “Adviser”), is or will be the investment manager of the BDC and the SMA.  The BDC is to be operated in accordance with its Articles of Amendment and Restatement, Amended and Restated Bylaws, registration statement on Form 10 (the “BDC Form 10”), the companion Confidential Private Placement Memorandum (the “BDC PPM”), and the Investment Advisory Agreement by and between the BDC and the Adviser (the “BDC IAA”) (collectively, the “BDC Governing Documents”), each of which shall be in substantially similar form as provided to Purchaser prior to the Effective Date.  The SMA is to be operated in accordance with its Amended and Restated Limited Liability Company Agreement dated July 17, 2023 (as may be amended from time to time, the “SMA LLC Agreement”), the registration statement on Form 10 for the SMA (the “SMA Form 10,” and together with the BDC Form 10, each, a “Form 10”), the Investment Advisory Agreement by and between the SMA and the Adviser (the “SMA IAA”) and the Fee Waiver Agreement (collectively, the “SMA Governing Documents”), each of which shall be in substantially similar form as provided to Purchaser prior to the Effective Date. Notwithstanding anything herein to the contrary, the Form ADV for the Adviser, the BDC’s Written Consent of the Sole Director in Lieu of a Meeting of the Board of Directors, each Form N-54A election, the Master Services Agreement, the BDC Governing Documents and the SMA Governing Documents may be modified from time to time to reflect updated risk disclosure, comments of any relevant regulatory agency, applicable law or any revision approved by the BDC’s or the SMA’s, as applicable, board of directors and stockholders (where required by law) in accordance with and subject to the requirements of applicable law.
HoldCo was formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act.  HoldCo’s sole asset will be a membership interest of the Adviser in the amount set forth in the Amended and Restated Limited Liability Company Agreement of the Adviser dated July 17, 2023 (the “Adviser LLC Agreement”).  HoldCo is to be operated in accordance with the HoldCo LLC Agreement.  The Adviser is to be operated in accordance with the Adviser LLC Agreement.  In exchange for entering into the Original Subscription Agreement, and the Purchaser’s commitment to purchase BDC Shares and its purchase of the SMA LLC Interest hereunder and thereunder, the Purchaser received the HoldCo LLC Interest on the Effective Date.  The Purchaser became the sole member of the SMA on the Effective Date.
1.	Subscription.
(a) Subject to the terms and conditions hereof, including Section 2, the Purchaser irrevocably commits and agrees to (i) purchase BDC Shares for an aggregate purchase price equal to $625.0 million (the “BDC Commitment”), to be made on or before each of the dates set forth on Schedule I hereto in the respective aggregate amount of value of BDC Shares set forth opposite such date (each such date, a “Purchase Date” and the amount paid on such Purchase Date, the respective “Purchase Payment”) in accordance with the BDC Form 10 and the BDC PPM and (ii) fund capital contributions to the SMA for the purchase of Units (as defined in the HoldCo LLC Agreement) in an aggregate amount equal to $300.0 million (the “SMA Commitment” and, together with the BDC Commitment, the “Commitments”) at such times and in such amounts as the Adviser in its sole and absolute discretion shall determine (each such date, a “Drawdown Date” and each amount contributed on a Drawdown Date, a “Drawdown Purchase”) in accordance with the SMA LLC Agreement and as described in the SMA Form 10; provided, that the Purchaser shall have the option, at its election in writing to the Adviser and the SMA, to increase the SMA Commitment  up to an aggregate amount of $625.0 million.  The Purchase Payments and the Drawdown Purchases are collectively the “Capital Contributions.”

(b) Notwithstanding the provisions of Section 1(a)(i), Purchaser agrees and commits to purchase BDC Shares at such times and in such amounts as the Adviser in its sole and absolute discretion shall determine; provided, that any such purchases pursuant to this Section 1(b) shall automatically reduce (on a dollar for dollar basis) the next scheduled Purchase Payment(s) set forth on Schedule I by providing written notice to Purchaser not less than seven (7) days prior to the applicable Purchase Date, unless otherwise agreed by Purchaser. In addition, the Adviser may defer a scheduled Purchase Payment, which shall automatically increase (on a dollar for dollar basis) the next scheduled Purchase Payment.
(c) All Capital Contributions shall be paid by the Purchaser to the BDC or the SMA, as applicable, by wire transfer of same day funds, in cash, on the day specified for such payment in the written notice to be delivered by the BDC or the SMA, as applicable, in each case in accordance with the respective Form 10, in the case of the BDC, the BDC PPM, and, in the case of the SMA, the SMA LLC Agreement.
(d) The Purchaser shall have no right to any interest income earned on any Capital Contribution.
(e) On the Effective Date, (i) the Purchaser and Jefferies Credit Partners LLC (“JCP”) entered into the HoldCo LLC Agreement, (ii) HoldCo issued the HoldCo LLC Interest to the Purchaser and (iii) the Purchaser was admitted as a member of HoldCo with a membership interest in the amount set forth in the HoldCo LLC Agreement as of the Effective Date.
(f) On or prior to the first Purchase Date or Drawdown Date, (i) the BDC IAA shall be executed by the Adviser and the BDC and shall be effective as of the date thereof, (ii) the SMA IAA shall be executed by the Adviser and the SMA and shall be effective as of the date thereof and (iii) the BDC and the SMA shall be governed in accordance with the BDC Governing Documents and the SMA Governing Documents, respectively.
(g) As of the Effective Date, the Purchaser and (i) JCP agreed to adhere to and be bound by the SMA LLC Agreement, (ii) JCP agreed to adhere to and be bound by the HoldCo LLC Agreement, and (iii) the BDC or the SMA and the Adviser, JCP, and HoldCo agreed to adhere to and be bound the other related documents they entered into concurrently with the Original Subscription Agreement on the Effective Date (collectively, (i)-(iii), the “Original Agreements”).  Each of the Purchaser, the BDC, the SMA and HoldCo, as applicable, hereby ratify and agree to continue to adhere to and be bound by the applicable Original Agreements.
(h) The BDC has entered into or expects to enter into separate subscription agreements (the “Other Subscription Agreements” and, together with this Subscription Agreement, the “Subscription Agreements”) with other purchasers (the “Other Purchasers” and collectively with the Purchaser, the “BDC Purchasers”), providing for the sale to the Other Purchasers of BDC Shares at other closings.  This Subscription Agreement and the Other Subscription Agreements are separate agreements, and the sales of BDC Shares to the Purchaser and the Other Purchasers are to be separate sales.
2.	Conditions.
The Purchaser’s obligation to fund a Purchase Payment or a Drawdown Purchase pursuant to Section 1(a) is subject to the satisfaction or waiver in writing of the following conditions on or prior to the date of such Purchase Payment or Drawdown Purchase:
(a) HoldCo shall have issued the HoldCo LLC Interest to the Purchaser as of the Effective Date and the Purchaser shall be a party to the HoldCo LLC Agreement as a member of HoldCo in the amount set forth in the HoldCo LLC Agreement.
(b) The Form ADV for the Adviser shall be effective with the U.S. Securities and Exchange Commission (the “SEC”).
(c) Solely with respect to the BDC Capital Commitment, the BDC Form 10 shall have become effective in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(d) Solely with respect to the BDC Capital Commitment, the BDC PPM shall have been finalized by the Effective Date.
(e) Solely with respect to the BDC Capital Commitment, the Form N-54A election to be treated as a business development company shall have been made with the SEC by the BDC.
(f) Solely with respect to the BDC Capital Commitment, the Articles of Amendment and Restatement, Written Consent of the Sole Director in Lieu of a Meeting of the Board of Directors, Amended and Restated Bylaws, the BDC IAA and the Master Services Agreement shall have become effective with respect to the BDC.

(g) Solely with respect to the SMA Capital Commitment, the SMA Form 10 shall have become effective in accordance with the Exchange Act.
(h) Solely with respect to the SMA Capital Commitment, the Form N-54A election to be treated as a business development company shall have been made with the SEC by the SMA.
(i) Solely with respect to the SMA Capital Commitment, the SMA IAA and the Master Services Agreement shall have become effective with respect to the SMA.
(j) Solely with respect to the SMA Capital Commitment, the Purchaser shall be admitted to the SMA as a Common Unitholder (as defined in the SMA LLC Agreement).
(k) The Purchaser shall have been furnished with customary legal opinions from Paul Hastings LLP, counsel to the BDC, the SMA and HoldCo, in form and substance reasonably satisfactory to the Purchaser.
Except as otherwise expressly permitted herein, the Form ADV, each Form 10, the BDC PPM, each Form N-54A election, the BDC Governing Documents, the BDC’s Written Consent of the Sole Director in Lieu of a Meeting of the Board of Directors, the BDC IAA, the Master Services Agreement and the SMA IAA shall be in substantially the forms provided to the Purchaser prior to the Effective Date.
3.	Purchase Payments and Drawdown Purchases.
(a) Subject to Section 2, the BDC shall issue drawdown notices and thereby draw down the BDC Commitment to make investments in accordance with Schedule I and Sections 1(a) and 1(b) and the procedures set forth in the BDC Form 10 and BDC PPM; provided, that such drawdown notices shall be issued at least seven (7) days prior to the respective Purchase Date. Also, subject to Section 2, the SMA may issue drawdown notices and thereby draw down the SMA Commitment to make investments at any time in accordance with the procedures set forth in the SMA LLC Agreement. Each drawdown notice shall at a minimum set forth (i) the amount, in U.S. dollars, of the Purchase Payment or Drawdown Purchase to be made by the Purchaser on the applicable Purchase Date or Drawdown Date, (ii) with respect to Purchase Payments, the per share price determined in accordance with the BDC Governing Documents and the BDC’s policies as approved by the board of directors of the BDC, (iii) the Purchase Date or Drawdown Date and (iv) the account to which the Purchase Payment or Drawdown Purchase should be wired.
(b) [RESERVED]
4.	Pledging.
(a) The Purchaser specifically agrees and consents that the BDC may, at any time, without further notice to or consent from the Purchaser (except to the extent otherwise provided in this Subscription Agreement), grant security over and, in connection therewith, transfer its right to draw down its BDC Commitment from the Purchaser and the BDC’s right to receive any Purchase Payment (and any related rights of the BDC), to lenders or other creditors or holders of other obligations or guarantees of the BDC, in connection with any indebtedness, guarantee or surety of the BDC (such right of the BDC with respect to the BDC Purchasers, collectively, the “Assigned Rights”); provided that, for the avoidance of doubt, any such grantee’s right to draw down capital shall be subject to the limitations on the BDC’s right to draw down the Purchase Payments pursuant to Sections 1, 2 and 3; provided, further, that, for the avoidance of doubt, the BDC may exclude from such Assigned Rights all or a portion of the Assigned Rights of any BDC Purchaser that are officers or directors of the BDC and certain other persons, to the extent restricted under, or considered by the board of directors of the BDC to be necessary or desirable to facilitate compliance with, applicable laws or regulations, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Investment Company Act of 1940 (“Investment Company Act”) and the Sarbanes-Oxley Act of 2002, as amended.
(b) The Purchaser specifically agrees and consents that the BDC may, subject to such other conditions as the BDC may reasonably determine, (i) authorize any lender or other creditors or holders of other obligations or guarantees of the BDC, including any agent or trustee acting on their behalf, as agent and on behalf of the BDC, or in such other capacity as the BDC may specify (A) to exercise from time to time Assigned Rights, (B) to issue drawdown notices and to require all or any portion of the BDC Commitment that has not been paid to the BDC (such unfunded BDC Commitment, the “Undrawn BDC Commitment”) to be contributed to the BDC for purposes of paying such funds to a lender or other creditor or holders of other obligations or guarantees, including by payment to an account or accounts pledged to a lender, a creditor or such holder, (C) to exercise any right or remedy of the BDC under this Subscription Agreement in respect of any Assigned Rights or in respect of any proper drawdown notice, purchases or Undrawn BDC Commitment, and (D) to enforce obligations of the BDC Purchasers under their respective Subscription Agreements, and (ii) take any other action the BDC reasonably determines to be necessary for the purpose of providing such Assigned Rights (collectively, clauses (i) and (ii), the “Lender Powers”); provided that any exercise of such Lender Powers with respect to Purchaser shall be made in accordance with this Subscription Agreement. In addition, the BDC is hereby authorized to provide to or receive from any lender or other creditors or holders of other obligations or guarantees, including any agent or trustee acting on their behalf, reasonable and customary financial information related to the Purchaser and other documentation reasonably and customarily required to incur or assume such indebtedness, subject to applicable law and in connection therewith, the Purchaser hereby agrees to cooperate with the BDC with respect to the provision of such information and documentation; provided, however, any such persons who receive such information shall be subject to confidentiality obligations with respect to such information substantially similar to Section 12.

(c) To facilitate the BDC’s ability to incur and maintain borrowings or other financings or similar obligations and to otherwise make available Assigned Rights and/or the right to exercise any Lender Power for such borrowings or other financings or similar obligations, the Purchaser acknowledges and agrees that: (i) in the event of a failure by Purchaser to pay all or any portion of any Purchase Payment required to be made on the respective Purchase Date, in addition to the Lender Powers, the related creditor or lender may issue additional drawdown notices to other BDC Purchasers in order to make up any deficiency caused by the failure to fund the Purchase Payment and Purchaser’s ownership in the BDC may be diluted as a result, provided that, for the avoidance of doubt, Purchaser shall not be required to fund to the BDC more than its Undrawn BDC Commitment, (ii) its obligation to the Purchase Payments on their respective Purchase Date is irrevocable, and shall be without setoff, counterclaim or defense, including any defense under Section 365(c) of the U.S. Bankruptcy Code, and (iii) it has received full and adequate consideration on the date hereof for its subscription for the BDC Shares, and any defense of non-consideration or similar defenses for its subscription are hereby irrevocably waived, whether in bankruptcy, insolvency, receivership or similar proceedings or otherwise, including any failure or inability of the BDC to issue BDC Shares or for any such BDC Shares to have positive value.
(d) In connection with the Assigned Rights, the Purchaser agrees (i) to provide all documentation and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations as soon as reasonably practicable upon request and (ii) that the BDC may provide customary information regarding the Purchaser as is reasonably requested by any prospective lender; provided, however, any such prospective lender shall be subject to confidentiality obligations with respect to such information substantially similar to Section 12.
(e) Notwithstanding anything herein to the contrary, any lender or other person granted a lien with respect to any of the Assigned Rights and/or the right to exercise any Lender Power shall be intended beneficiary of this Subscription Agreement and shall be entitled to enforce the provisions of this Section 4.
5.	Representations and Warranties of the Purchaser.
The Purchaser hereby represents and warrants to the BDC, the SMA, HoldCo and the Adviser as follows:
(a) The Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(b) The BDC Shares, the SMA LLC Interest and the HoldCo LLC Interest are being acquired for the Purchaser’s own account for investment, with no intention of distributing or selling any portion thereof nor with a view to any distribution thereof within the meaning of the Securities Act, and will not be transferred by the Purchaser in violation of the Securities Act or the then applicable rules or regulations thereunder.  No one other than the Purchaser has any interest in or any right to acquire the BDC Shares, the SMA LLC Interest or the HoldCo LLC Interest.
(c) The Purchaser’s financial condition is such that the Purchaser is able to bear the risk of holding the BDC Shares, the SMA LLC Interest and the HoldCo LLC Interest for an indefinite period of time and the risk of loss of the Purchaser’s entire investment in the BDC, the SMA and the HoldCo, as applicable.
(d) The Purchaser (i) is authorized and qualified to become a shareholder in, and to make aggregate Purchase Payments equal to its BDC Commitment to, to make aggregate Drawdown Purchases equal to its SMA Commitment and to become a member in HoldCo and otherwise to comply with its obligations pursuant to the BDC Governing Documents, the SMA LLC Agreement and the HoldCo LLC Agreement, as applicable, and (ii) has authorized the person signing this Subscription Agreement on behalf of the Purchaser to do so.
(e) The Purchaser will promptly provide any additional documentation the Adviser may request in the future to the extent the Adviser reasonably determines necessary in order to comply with applicable anti-money laundering laws or policies or other applicable laws.

(f) The Purchaser acknowledges that the BDC, the SMA, HoldCo and their respective officers have made available all additional information which the Purchaser has requested in connection with the transactions contemplated by this Subscription Agreement and that no other person is authorized to make such information available; no oral representations or warranties have been made to the Purchaser by the BDC, the SMA, HoldCo, the Adviser, or any officer of each.
(g) The Purchaser has been afforded an opportunity to ask questions of and receive answers from the BDC, the SMA, HoldCo, the Adviser and their respective officers concerning the purchase of the BDC Shares, SMA LLC Interest and HoldCo LLC Interest and the opportunity to obtain any additional information (to the extent the BDC, the SMA, the HoldCo, the Adviser and their respective officers have such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of information otherwise furnished by the BDC, the SMA, HoldCo, Adviser and their respective officers.
(h) The Purchaser has investigated the acquisition of the BDC Shares, the SMA LLC Interest and the HoldCo LLC Interest to the extent the Purchaser has deemed necessary or desirable and the BDC, the SMA, the HoldCo, the Adviser and their respective officers have provided the Purchaser with any assistance it has requested in connection therewith.

(i) The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of acquisition of the BDC Shares, the SMA LLC Interest and the HoldCo LLC Interest and of making an informed investment decision with respect thereto.
(j) The Purchaser is aware that its rights to transfer the BDC Shares, the SMA LLC Interest and the HoldCo LLC Interest are restricted by the Securities Act, applicable state securities laws, and the absence of a market for the BDC Shares, the SMA LLC Interest and the HoldCo LLC Interest, and the Purchaser agrees that the Purchaser will not offer for sale, sell or otherwise transfer the BDC Shares, the SMA LLC Interest or the HoldCo LLC Interest without complying with the provisions of the BDC Governing Documents, the SMA LLC Agreement or the HoldCo LLC Agreement, as applicable, the Securities Act and state securities laws.
(k) The Purchaser understands that neither the BDC Shares, the SMA LLC Interest nor the HoldCo LLC Interest have been registered under the Securities Act or under any state securities laws in reliance on an exemption for private offerings.
(l) The Purchaser understands that each of the BDC and the SMA intends to file or has filed an election to be treated as a business development company under the Investment Company Act and intends to elect or has elected to be treated as a “regulated investment company” within the meaning of Section 851 of the Code for U.S. federal income tax purposes.  Pursuant to these elections, the Purchaser may be required to furnish certain information to the BDC and the SMA as required under U.S. Treasury Regulation §1.852-6(a) and other regulations.  If the Purchaser is unable or refuse to provide such information directly to the BDC or the SMA, it understands that it shall be required to include additional information on its income tax return as provided in U.S. Treasury Regulation § 1.852‑7.
(m) The Purchaser: (i) is not registered or required to be registered as an “investment company” under the Investment Company Act; (ii) has not elected to be regulated as a business development company under the Investment Company Act; and (iii) either (A) is not relying on the exception from the definition of “investment company” under the Investment Company Act set forth in Section 3(c)(1) or 3(c)(7) thereunder or (B) is otherwise permitted to acquire and hold more than 3% of the outstanding voting securities of a business development company.
(n) The Purchaser has obtained all necessary approvals (including, but not limited to, final investment committee approval) for consummating the transactions contemplated by this Subscription Agreement and does not require any further internal approvals or have any further due diligence requirements. All approvals, consents, authorizations, permits or, filings with, and notifications to, any governmental entity or other person necessary for the due execution, delivery and performance of this Subscription Agreement by the Purchaser have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity or other person is required in connection with the execution, delivery, or performance by the Purchaser of this Subscription Agreement.
(o) The Purchaser has furnished to the BDC, the SMA and the HoldCo or their respective agents or affiliates, to the best of the Purchaser’s knowledge and ability, any and all relevant information requested by the BDC, the SMA or the HoldCo.
(p) The Purchaser is duly organized and validly existing under the laws of its jurisdiction of organization.
(q) The Purchaser has all corporate, limited liability company, limited partnership or similar partnership power and authority to execute, deliver, and perform its obligations under, this Subscription Agreement.
(r) The execution, delivery and performance of this Subscription Agreement by the Purchaser has been duly and validly authorized and approved by all necessary corporate, limited liability company, limited partnership or similar action, and no other proceedings or actions on its part are necessary therefor.
(s) This Subscription Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.
(t) The execution, delivery and performance by the Purchaser of this Subscription Agreement do not and will not (i) violate its organizational documents, (ii) violate any applicable law or order or decree of any governmental entity, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which it is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by the Purchaser of the transactions contemplated by this Subscription Agreement.

(u) The Commitments are, and until the funding of the Commitments or the termination of this Subscription Agreement will be, less than the maximum amount that the Purchaser is permitted to invest in any one portfolio investment pursuant to the terms of its organizational documents or otherwise.
(v) The Purchaser has the financial capacity to pay and perform all of its obligations under this Subscription Agreement.
(w) The Purchaser has available (and will have available until the funding of the Commitments or the termination of this Subscription Agreement) capital equal to or in excess of the Commitments plus the aggregate amount of all other commitments, liabilities, and obligations it currently has outstanding,
(x) All funds necessary to fulfill the Commitments under this Subscription Agreement shall be available for as long as the Commitments hereunder shall remain in effect.
(y) The Purchaser acknowledges and is aware of the following:
(i) Neither the BDC, the SMA nor the HoldCo has any operating history; and an investment in the BDC Shares, the SMA LLC Interest and the HoldCo LLC Interest is speculative and involves a high degree of risk of loss of the entire investment in the BDC, the SMA and/or the HoldCo.
(ii) The Purchaser will not, directly or indirectly, transfer, assign, sell or pledge all or any part of any BDC Shares, SMA LLC Interest or HoldCo LLC Interest acquired by the Purchaser (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such BDC Shares, SMA LLC Interest or HoldCo LLC Interest ) except in accordance with (i) the registration provisions of the Securities Act or an exemption from such registration provisions, as applicable, and (ii) any applicable state or non-U.S. securities laws. The Purchaser understands that it must bear the economic risk of its investment in the BDC Shares, SMA LLC Interest and HoldCo LLC Interest for an indefinite period of time because, among other reasons, the offering and sale of the BDC Shares, SMA LLC Interest and HoldCo LLC Interest have not been registered under the Securities Act and, therefore, the BDC Shares, SMA LLC Interest and HoldCo LLC Interest cannot be sold other than through a privately negotiated transaction unless they are subsequently registered under the Securities Act or an exemption from such registration is available;
(iii) No state or federal agency or other governmental authority has made any finding or determination as to the fairness of the terms of the offering and sale of the BDC Shares, SMA LLC Interest and/or HoldCo LLC Interest.
(z) The Purchaser consents to the use of any information provided by the Purchaser for purposes of complying with the Foreign Account Reporting Regimes.  Without limiting the generality of the foregoing, the Purchaser agrees to waive any provision of non‑U.S. law that, absent such waiver, would prevent any reporting of information required by the Foreign Account Reporting Regimes, or would otherwise prevent compliance by the BDC with its obligations under the Foreign Account Reporting Regimes. “Foreign Account Reporting Regimes” means the Foreign Account Tax Compliance provisions enacted as part of the U.S. Hiring Incentives to Restore Employment Act and codified in Sections 1471 through 1474 of the Code and any successor provisions, and all rules, regulations and other guidance issued thereunder, and all administrative and judicial interpretations thereof (“FATCA”); any intergovernmental agreements between the United States and any jurisdiction relating to such Code sections or FATCA, and any laws, rules or regulations pursuant to such an agreement; and any legislation, regulations or guidance enacted in any jurisdiction, or any intergovernmental agreements between any two or more jurisdictions, which seeks to implement similar tax reporting and/or withholding tax regimes, including the Organization for Economic Co-operation and Development Standard for Automatic Exchange of Financial Account Information for Tax Matters – the Common Reporting Standard and any associated legislation, regulations or guidance.
(aa) The Purchaser represents and warrants that neither it, nor any holder of any beneficial interest in the BDC Shares, SMA LLC Interest or HoldCo LLC Interest (each, a “Beneficial Interest Holder”), and no Related Person1 is:
(i) A person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Asset Control from time to time;
(ii) A Foreign Shell Bank2; or
(iii) A person or entity resident in or whose subscription funds are transferred from or through an account in a Non-Cooperative Jurisdiction3.
The Purchaser agrees to promptly notify the Adviser or the person appointed by the Adviser to administer the BDC’s or the SMA’s anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(bb) The Purchaser represents that (except as otherwise disclosed to the Adviser in writing):
(i) The Purchaser represents that it is an Abu Dhabi Global Market company directly or indirectly wholly owned by the Abu Dhabi Investment Authority, which is a public institution established by the Government of the Emirate of Abu Dhabi.  Certain officials of the Government of the Emirate of Abu Dhabi and of the Abu Dhabi Investment Authority, acting in their official capacities as such, may be deemed controlling persons of the Purchaser.  Aside from the foregoing, the Purchaser is not, to its actual knowledge, otherwise controlled by or under common control with any Senior Foreign Political Figures4;
(ii) neither it, any Beneficial Interest Holder nor any Related Person is resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns;5 and
(iii) its subscription funds do not originate from, nor will they be routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.
(cc) The Purchaser understands the investment objectives and policies of, and the investment strategies that may be pursued by, the BDC and the SMA.  The Purchaser’s investment is consistent with the investment purposes and objectives and cash flow requirements of the Purchaser and will not adversely affect its overall need for diversification and liquidity.
(dd) The Purchaser agrees to provide the BDC, the SMA and/or the Adviser any additional tax information or documentation (including any validly executed required tax forms such as the applicable IRS Form W-8 or successor form) that the BDC or the Adviser believes is required or will enable it, the BDC, the SMA or any affiliate of the foregoing to comply with or mitigate any of their respective tax reporting, tax withholding, and/or tax compliance obligations, or which may arise as a result of a change in law or in the interpretation thereof.
(ee) The Purchaser (i) acknowledges that legislation has modified the Investment Company Act by allowing a business development to increase the maximum amount of leverage it may incur, from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met; (ii) acknowledges that the Adviser, as the BDC’s sole initial shareholder, has approved a proposal that allows the BDC to reduce its asset coverage to 150%; (iii) consents to that reduced asset coverage as a holder of BDC Shares effective immediately upon the receipt of those BDC Shares and as a holder of SMA LLC Interest effective immediately upon receipt thereof; and (iv) agrees that the BDC’s and the SMA’s minimum permitted asset coverage ratio is 150% as permitted by such legislation.
The foregoing representations and warranties and all information in this Subscription Agreement (including, without limitation, all attachments hereto) are true, correct, complete and accurate as of the date hereof and shall be true, correct, complete and accurate as of each Purchase Date with respect to the BDC and each Drawdown Date with respect to the SMA.  If any portion of any such representations and warranties or any other information in this Subscription Agreement (including, without limitation, all attachments hereto) shall not be true and accurate prior to any Purchase Date with respect to the BDC or any Drawdown Date with respect to the SMA (or, in the case of any tax representations and warranties or tax information, at any time), the Purchaser shall give immediate notice of such fact to the Adviser by email, specifying which representations and warranties or information or portions thereof are not true and accurate and the reasons therefor; provided, however, that under no circumstances whatsoever shall any such notice diminish or disparage in any way or to any degree whatsoever or result in the waiver of any rights the Adviser, the BDC or the SMA may have by virtue of the circumstances causing delivery of such notice.
6.	Representations, Warranties and Covenants of the BDC, the SMA and the HoldCo.
Each of the BDC, the SMA and the HoldCo hereby represents, warrants and covenants to the Purchaser as follows:
(a) (i) It is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation; (ii) it has all requisite power and authority to sell the BDC Shares, SMA LLC Interest or HoldCo LLC Interest, as applicable, as provided herein; (iii) the sale of the BDC Shares, SMA LLC Interest and the HoldCo LLC Interest does not violate or conflict with any provision, document or instrument by which the BDC, the SMA or the HoldCo, as applicable, is bound; (iv) the sale of the BDC Shares, SMA LLC Interest and HoldCo LLC Interest has been duly authorized by all necessary action on its behalf; and (v) this Subscription Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding agreement of it.
(b) The execution and delivery of this Subscription Agreement and the applicable BDC Governing Documents and SMA Governing Documents by it and the performance of its duties and obligations hereunder and thereunder do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, violate the organizational documents of it, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which it is subject.

(c) It is empowered, authorized and qualified to enter into this Subscription Agreement and the applicable BDC Governing Documents and SMA Governing Documents, and each of the persons signing this Subscription Agreement and the applicable BDC Governing Documents and SMA Governing Documents on behalf of the BDC, the SMA and the Holdco, as applicable, has been duly authorized to do so.
(d) It is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in this Subscription Agreement, any applicable Governing Document, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement or understanding, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which its properties are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect the business or financial condition of it or impair its ability to carry out its obligations under this Subscription Agreement or any applicable Governing Document.
(e) There is no litigation, investigation or other proceeding pending or, to the knowledge of it, threatened against it that, if adversely determined, would materially adversely affect the business or financial condition of it or the ability of it to perform its obligations under this Subscription Agreement or the applicable Governing Documents.
The foregoing representations and warranties and all information in this Subscription Agreement (including, without limitation, all attachments hereto) are true, correct, complete and accurate as of the date hereof and shall be true, correct, complete and accurate as of each Purchase Date with respect to the BDC and each Drawdown Date with respect to the SMA. If any portion of any such representations and warranties or any other information in this Subscription Agreement (including, without limitation, all attachments hereto) shall not be true and accurate prior to any Purchase Date with respect to the BDC and any Drawdown Date with respect to the SMA (or, in the case of any tax representations and warranties or tax information, at any time), the Adviser shall give immediate notice of such fact to the Purchaser by email, specifying which representations and warranties or information or portions thereof are not true and accurate and the reasons therefor; provided, however, that under no circumstances whatsoever shall any such notice diminish or disparage in any way or to any degree whatsoever or result in the waiver of any rights the Purchaser may have by virtue of the circumstances causing delivery of such notice.
7.	Additional Representations, Warranties and Covenants of the BDC.
The BDC hereby represents, warrants and covenants to the Purchaser as follows:
(a) Neither the BDC PPM nor the BDC Form 10, copies of which have been provided to the Purchaser prior to the Effective Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole and in light of the circumstances under which they were made, not misleading.
(b) Each Other Subscription Document will contain default provisions substantially similar to those contained in Section 16.
(c) The BDC Shares to be issued and sold by the BDC to the Purchaser hereunder have been duly authorized and, when issued and delivered to the Purchaser against payment therefore as provided in this Subscription Agreement, will be validly issued, fully paid and non-assessable.
(d) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the BDC or any BDC Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.  “BDC Covered Person” means, with respect to the BDC as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).
The foregoing representations and warranties and all information in this Subscription Agreement (including, without limitation, all attachments hereto) are true, correct, complete and accurate as of the date hereof and shall be true, correct, complete and accurate as of each Purchase Date.  If any portion of any such representations and warranties or any other information in this Subscription Agreement (including, without limitation, all attachments hereto) shall not be true and accurate prior to any Purchase Date (or, in the case of any tax representations and warranties or tax information, at any time), the Adviser shall give immediate notice of such fact to the Purchaser by email, specifying which representations and warranties or information or portions thereof are not true and accurate and the reasons therefor; provided, however, that under no circumstances whatsoever shall any such notice diminish or disparage in any way or to any degree whatsoever or result in the waiver of any rights the Purchaser may have by virtue of the circumstances causing delivery of such notice.

8.	Indemnification.
(a) The Purchaser acknowledges that it understands the meaning and legal consequences of the representations and warranties made by the Purchaser herein, and agrees to indemnify and hold harmless the BDC, the SMA, the HoldCo, their respective affiliates and the Adviser and its partners and each officer, director, employee and agent of the Adviser or its general partner and any affiliates of the Adviser from and against any and all loss, damage, liability, cost or expense (including without limitation reasonable attorneys’ and accountants’ fees) which the BDC, the SMA, HoldCo or any of them may incur by reason of or in connection with any misrepresentation made by the Purchaser or any breach of any representation or warranty of the Purchaser contained in this Subscription Agreement, or any failure by the Purchaser to fulfill any of its covenants or agreements under this Subscription Agreement.
(b) To the fullest extent permitted under applicable law, each of the BDC, the SMA and the HoldCo agrees to indemnify and hold harmless the Purchaser, its affiliates and each partner, member, officer, director, employee and agent thereof, from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of it contained in this Subscription Agreement or in any other document provided by it to the Purchaser or in any agreement executed by it in connection with the Purchaser’s purchase of BDC Shares, the SMA LLC Interest and the HoldCo LLC Interest.
9.	Transferability.
Except as otherwise set forth in the BDC Governing Documents, SMA Governing Documents, and the applicable Original Agreements, each of the Purchaser, the BDC, the SMA and the HoldCo agrees not to transfer or assign this Subscription Agreement, or any interest herein (subject to the provisions of Section 4), and further agrees that the assignment and transferability of the BDC Shares, the SMA LLC Interest and the HoldCo LLC Interest acquired pursuant hereto shall be made only in accordance with this Subscription Agreement, the applicable Original Agreements, the BDC Governing Documents, the SMA Governing Documents, and the HoldCo LLC Agreement, as applicable.
10.	Termination of Agreement.
This Subscription Agreement will terminate upon agreement in writing of each of the parties hereto to terminate this Subscription Agreement.
11.	Choice of Law; Jurisdiction; Waivers.
(a) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b) Any and all disputes, controversies or claims arising out of, relating to or in connection with the this Subscription Agreement (each, an “Action”) shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any such dispute, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action.  The consents to jurisdiction and venue set forth in this Section 11(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
(c) The Purchaser irrevocably appoints Morgan, Lewis & Bockius LLP c/o Courtney C. Nowell (or any successor thereof), with an address at 1111 Pennsylvania Avenue, NW, Washington, DC 20004-2541, as its authorized agent on which any and all legal process may be served in any judicial action, suit or proceeding permitted under this Subscription Agreement (the “Process Agent”).  The Purchaser agrees that the failure of the Process Agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon.  If for any reason the Process Agent shall cease to be available to act as such, the Purchaser agrees to designate a new agent in the Borough of Manhattan, The City of New York or Washington, DC and the Purchaser agrees that it shall, as soon as practicable, give notice to the Adviser of such new agent.  The Purchaser further consents to service of process by first class certified mail, return receipt requested, postage prepaid.  Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any judicial actions, suits or proceedings permitted under this Subscription Agreement in any other manner permitted by applicable law or to obtain jurisdiction over any such party or bring judicial actions, suits or proceedings permitted by this Subscription Agreement in such manner as may be permitted by applicable law.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(d).
12.	Confidentiality.
(a) This Subscription Agreement is entered into on the understanding that neither this Subscription Agreement nor any of its terms or substance shall be disclosed by the BDC, the SMA or the HoldCo, directly or indirectly, to any other person without the Purchaser’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) except (a) to JCP and its subsidiaries and to their respective directors, officers, employees, affiliates, members, partners, attorneys, accountants, independent auditors, agents, service providers and other advisors, in each case on a confidential basis, (b) to other potential investors in the BDC and potential lenders to the BDC and the SMA (including, for the avoidance of doubt, the use of the Purchaser’s and its affiliates’ name and the amount of its BDC Commitment), (c) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by any governmental, regulatory or self-regulatory authority having jurisdiction over the BDC, the SMA or the HoldCo or any of their affiliates (in which case the BDC, the SMA and the HoldCo agree, except with respect to any audit or examination conducted by accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent permitted by law, to inform the Purchaser promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Subscription Agreement, (e) the existence of the commitments under this Subscription Agreement in connection with any public filing requirement related to the transactions contemplated hereby, and (f) to the extent any such information becomes publicly available other than by reason of disclosure by the BDC, the SMA, the HoldCo, their respective subsidiaries or their respective representatives in violation of this Subscription Agreement.
(b) The Purchaser shall use all information received by them from the BDC, the SMA, the HoldCo or their respective subsidiaries or other affiliates solely in connection with the transactions contemplated hereby (including any information obtained by them based on a review of any books and records) and shall treat confidentially all such information and the terms and contents of this Subscription Agreement and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent the Purchaser from disclosing any such information (a)  to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case the Purchaser shall (i) to the extent permitted by law, inform the other parties hereto promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment); (b) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over the Purchaser or its affiliates (in which case the Purchaser shall except with respect to any audit or examination conducted by accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent permitted by law, notify the other parties hereto promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment); (c) to the directors (or equivalent managers), officers, employees, independent auditors or other experts and advisors of the Purchaser (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; (d) to the Purchaser’s affiliates and any of their Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided that the Purchaser shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph; (e) to the extent any such information becomes publicly available other than by reason of disclosure by the Purchaser, its affiliates or its Representatives in breach of this Subscription Agreement; (f) to the extent such information is or was secured by the Purchaser from a third party that is not known to be subject to confidentiality obligations owing to the other parties hereto or any of their subsidiaries or affiliates or related parties; and (g) to the extent reasonably necessary, in connection with the enforcement of the Purchaser’s rights hereunder (in which case the Purchaser shall use commercially reasonable efforts to ensure that such information is accorded confidential treatment).
13.	OFAC Compliance.
The BDC, the SMA, the HoldCo, the Adviser and each of their respective affiliates are committed to complying with legal requirements designed to combat money laundering and terrorist financing.  Each of the foregoing consults the list of Specially Designated Nationals and Blocker Persons compiled by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) to verify that no prospective client’s name appears on the list.

14.	Miscellaneous.
(a) All notices and other communications under this Subscription Agreement shall be in writing, shall be effective only upon receipt and shall be mailed, delivered by hand or overnight courier.  Notices to the BDC, the SMA, or the HoldCo shall be directed to JCP, 520 Madison Avenue, New York, NY 10022, Attention: General Counsel. Notices to the Purchaser shall be directed to Platinum Falcon B 2018 RSC Limited, Attn: Directors, Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, PO BOX 25642, United Arab Emirates.
(b) This Subscription Agreement and the Original Agreements together reflect the entire understanding and agreement of the parties with respect to the subject matter hereof and shall not be contradicted or qualified by any other, and supersedes each other, agreement, oral or written, before the date hereof. This Subscription Agreement may not be waived, amended or modified except by an instrument in writing signed by each of the parties hereto. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Subscription Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Notwithstanding anything to the contrary set forth herein, this Subscription Agreement shall not be effective unless there has been prior or concurrent execution and delivery by each of the parties thereto.
(c) Each party hereto acknowledges and agrees that (a) this Subscription Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Subscription Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Purchaser under this Subscription Agreement are solely contractual in nature.
(d) The Purchaser acknowledges and agrees that each of the BDC, the SMA and the HoldCo would be irreparably damaged if the Purchaser does not satisfy its covenants and obligations under this Subscription Agreement, including to fund its Commitments, as, when and to the extent required by the express terms of this Subscription Agreement, and that any non-performance or breach of such obligations and covenants could not be adequately compensated by monetary damages alone and that each of the BDC, the SMA and the HoldCo would not have any adequate remedy at law and, accordingly, each of the BDC, the SMA and the HoldCo shall be entitled to enforce the Purchaser’s obligations and covenants hereunder, including to fund its Commitments, in accordance with the express terms of this Subscription Agreement. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.  The Purchaser further acknowledges and agrees that neither the BDC, the SMA nor the HoldCo shall be required to post a bond or undertaking in connection with any order or injunction sought in connection with enforcing any of the Purchaser’s obligations hereunder.
(e) The other parties hereto hereby notify the Purchaser that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), their affiliates are required to obtain, verify and record information that identifies the Purchaser, which information includes names, addresses, tax identification numbers and other information that will allow them to identify the Purchaser in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the parties hereto.
(f) The Purchaser agrees to provide all documentation and other information with respect to the Purchaser reasonably requested and/or required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
_____________________

[1]
A “Related Person” is, with respect to any entity, an interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that, in the case of an entity that is a Publicly Traded Company or a Qualified Plan, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such Publicly Traded Company and beneficiaries of such Qualified Plan.  “Publicly Traded Company” means an entity whose securities are listed on a recognized securities exchange or quoted on an automated quotation system in the U.S. or country other than a Non-Cooperative Jurisdiction or a wholly-owned subsidiary of such an entity.  “Qualified Plan” means a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity.

[2]
A “Foreign Shell Bank” is a Foreign Bank without a Physical Presence in any country; does not include a Regulated Affiliate.  A “Foreign Bank” is an organization that does not have a Physical Presence in any country and (a) is organized under the laws of a country outside the United States; (b) engages in the business of banking; (c) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (d) receives deposits to a substantial extent in the regular course of its business; and (e) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.  “Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (a) employs one or more individuals on a full-time basis, (b) maintains operating records related to its banking activities and (c) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.  “Regulated Affiliate” means a Foreign Shell Bank that: (a) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (b) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank.

[3]
A “Non-Cooperative Jurisdiction” is any foreign country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force (“FATF”), of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.  For FATF’s list of non-cooperative countries and territories, see http://www.fatf-gafi.org/topics/high-riskandnon-cooperativejurisdictions/.

[4]
A “Senior Foreign Political Figure” is a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, a senior executive of a non-U.S. government-owned corporation or other persons entrusted with prominent public functions.  In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

[5]
The Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) issues advisories regarding countries of primary money laundering concern. FinCEN’s advisories are posted at http://www.fincen.gov/pub_main.html.

IN WITNESS WHEREOF, the undersigned have executed this Subscription Agreement as of February 2, 2024.

PLATINUM FALCON B 2018 RSC LIMITED

By:	/s/ Mohamed Fahed AlMazrouei
Name: Mohamed Fahed AlMazrouei
Title: Director

By:	/s/ Ahmed AlNeyadi
Name: Ahmed AlNeyadi
Title: Director

JEFFERIES CREDIT PARTNERS BDC, INC.

By:	/s/ Jason Kennedy
Name: Jason Kennedy
Title: Chief Executive Officer and President

SENIOR CREDIT INVESTMENTS, LLC

By:	/s/ Jason Kennedy
Name: Jason Kennedy
Title: Chief Executive Officer and President

JEFFERIES CREDIT MANAGEMENT HOLDINGS LLC

By:	/s/ Jason Kennedy
Name: Jason Kennedy
Title: Chief Investment Officer of Large Cap Direct Lending

SCHEDULE I6

Purchase Payment Date	Amount
December 7, 2023 (pursuant to the drawdown notice dated November 27, 2023)	$123,500,000
December 27, 2023 (pursuant to the drawdown notice dated December 17, 2023)[7]	$22,000,000
March 1, 2024	$25,000,000
June 3, 2024	$25,000,000
September 3, 2024	$25,000,000
December 2, 2024	$25,000,000
March 3, 2025	$25,000,000
June 2, 2025	$25,000,000
September 2, 2025	$25,000,000
December 1, 2025	$25,000,000
March 2, 2026	$25,000,000
June 1, 2026	$25,000,000
September 1, 2026	$229,500,000

[6]
The amended provisions in this Subscription Agreement (as compared to the Original Agreement) reflect certain changes in the drawdown mechanics related to the purchase of shares in Jefferies Credit Partners BDC Inc. To the extent necessary to prevent conflicts among certain agreements, the execution of this Subscription Agreement shall be deemed by the parties to also amend the terms of the other agreements among the parties relating to Jefferies Credit Partners BDC Inc. with respect to such provisions in accordance with the intent of this Schedule I.

[7]	For purposes of clarity, the Purchaser delivered $22,000,000 to the BDC on December 22 for the December 27 Purchase Date.